Exhibit 10.20

Andrew Lockhart

TERMS AND CONDITIONS OF EMPLOYMENT

Employer’s name and address: Calix, Inc., a Delaware US corporation (the “Company”)

Employee’s name and address: Andrew Lockhart, 113 Castelnau, London SW13 9EL, England (“you”).

In terms of the Employment Rights Act 1996 (the “Act”) this document (the “Agreement”) gives details of your terms and conditions of employment with the Company together with other workplace information, as at February 2, 2011.

Company and you agree that this Agreement shall be assigned to a wholly owned UK subsidiary of Calix, Inc. as soon as such entity is legally incorporated, and that such entity shall be considered the “Company” for purposes of this Agreement from and after the date of such assignment.

1.	JOB TITLE AND DUTIES

1.1	You are employed as Senior Vice President, International Field Operations with effect from the earlier to occur of 90 days following the signature of this Agreement or an earlier date to be agreed between you and the Company (the “Start Date”), with the following responsibilities:

The Senior Vice President, International Field Operations will be responsible for implementing and driving the strategic direction of business growth internationally. This position will be responsible for identifying and initiating sales efforts, product insertion strategies, building customer relationships and creating detailed account strategies within EMEA, APAC and South America. The position will also be responsible for building and growing the following organizations internationally: Field Marketing, Sales Operations, Technical Support and Customer Service.

1.2	You will perform all duties required of you by the Company, commensurate with the job title and description set forth in Clause 1.1 above.

1.3	Whilst employed by the Company you must:

(a)	during your hours of work devote the whole of your time, attention and abilities to the business of the Company and carry out your duties with due care and attention;

(b)	not, without the Company’s prior written consent, be in any way directly or indirectly engaged or concerned with any other business or employment whether during or outside your hours of work for the Company (provided, however, that you may continue to act as an industry advisor to Telesoft Partners during non-business hours, so long as such activity does not interfere with the performance of your responsibilities under this Agreement);

(c)	use your best efforts to promote and protect the interests of the Company and observe the utmost good faith towards the Company; and

(d)	comply with all the Company’s rules, regulations and policies from time to time in force and any rules which the Company’s clients may require you to observe whilst working on their premises.

2.	COMMENCEMENT OF EMPLOYMENT

2.1	Your period of continuous employment with the Company commenced on Start Date.

2.2	No employment with a previous employer counts as part of your period of continuous employment with the Company.

3.	REMUNERATION

3.1	Your gross basic salary is £180,000 per annum (or such other sum as agreed between you and the Company from time to time). The salary will be paid after deduction of all taxes and national insurance contributions and is payable in equal monthly instalments on or around the last day of each month into your nominated bank account.

3.2	The Compensation Committee of the Calix, Inc. Board of Directors (“Compensation Committee”) will review your salary on an annual basis based on your performance and the Company’s performance.

3.3	You will also be paid a benefits allowance in the total sum necessary to allow you to purchase medical expenses insurance and long term disability insurance. The benefits allowance will be paid, after deduction of all taxes and national insurance contributions, into your nominated bank account upon the Company’s receipt of documentation of the actual costs to you of such benefits. As and when the Company, in its discretion, introduces medical expenses insurance and long term disability insurance benefits for its executives based in the UK, you will become eligible for such plans and this benefits allowance will be cease to be payable by the Company.

3.4	You will also be eligible to participate in any pension or car allowance schemes that the Company shall, in its discretion, later put in place for UK-based executives.

3.5	You will be eligible for the Calix Executive Change in Control Severance Plan, a copy of which has been provided to you.

3.6	For the purposes of the Employment Rights Act 1996, sections 13-27, you agree that the Company may deduct from your remuneration any sums due from you to the Company including, without limitation, your pension contributions (if any) and any overpayments, loans or advances made to you by the Company.

4.	BONUS

4.1	You will be eligible to receive an annual bonus and your target annual bonus will be a sum of £58,375. The actual amount of bonus to be paid to you, if any, will be determined by whether Calix, Inc. has met its annual corporate bonus payout goals. You will not be entitled to receive any payment of bonus unless you are in employment (and have not given or received notice of termination) at the date the bonus is paid to you.

4.2	You will also be eligible to participate in the Company’s variable sales compensation program, subject always to the rules of that program, from time to time. As part of this variable compensation program, your annual target incentive compensation is estimated to be £96,625 based on the achievement of all your objectives for that year. The Compensation Committee will, in its sole discretion, determine the extent to which you have met your objectives and the amount of any incentive compensation due to you for any particular year.

4.3	You will be eligible to receive a sign-on bonus of £25,000 at the same time as you receive your first payment of salary from the Company. This sign-on bonus is subject to applicable income tax and National Insurance contributions deductions.

4.4	If you resign or are dismissed for gross misconduct at any time before the first anniversary of the Start Date, you will repay, within 30 days of the termination of your employment, a sum equal to 1/12th of the sign-on bonus paid by Company multiplied by the number of months, including partial months, between the date of termination of the employment and the first anniversary of the Start Date. (Example – total bonus, £10,000; start date 1/1/10; termination date 7/1/10; repayment amount £5,000.00 {£10,000÷12 = £833.33 x 6})

4.5	The repayment amount calculated in accordance with clause 4.4 may be deducted from any and all amounts due to you from the Company, including, without limitation, wages, accrued holiday pay, bonuses and variable compensation, and you expressly authorize the Company to effect such deductions.

5.	STOCK OPTIONS

5.1	The Company will recommend that the Calix, Inc. Board of Directors grant you an option to purchase 250,000 shares of Calix, Inc. common stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant, as determined by the Board of Directors. This option will vest during the period that you remain continuously employed by the Company at the rate of 25% of the Shares on the first anniversary of the date of this Agreement, with the remainder of the Shares vesting monthly thereafter in equal installments over the next 36 months. Vesting will depend on your continued employment with the Company. The grant of the options is at the sole discretion of the Board of Directors.

5.2	The stock options will be subject to the terms of the Calix, Inc. 2010 Stock Option Plan as amended from time to time, and any award agreement documenting the grant.

6.	EXPENSES

The Company shall reimburse to you (against receipts or other appropriate evidence as the Company may require) the amount of all out-of-pocket expenses reasonably and properly incurred by you in the proper performance of your duties hereunder in accordance with the Company’s expenses policy in force from time to time.

7.	NORMAL HOURS OF WORK

7.1	Your normal hours of work are 9am to 5.30pm Monday to Friday inclusive with one hour break for lunch each day.

7.2	You may from time to time be required to work additional hours in order to properly perform your duties and/or allow the Company to meet its obligations to its clients. You are not entitled to additional remuneration for hours worked in excess of your normal hours.

7.3	In particular, you agree to work hours that exceed the maximum average weekly working time limit of 48 hours imposed by the Working Time Regulations 1998. You may withdraw your agreement on giving to the Company one month’s prior written notice.

8.	PLACE OF WORK

8.1	Your normal place of work will be in a location in greater London to be agreed between you and the Company, but the Company may change your normal place of work on giving you at least one month’s notice of any permanent change to your normal place of work. Provided, however, that the Company shall not, without your agreement, change your normal place of work to a location outside of a 50 mile radius of the place of work stated above.

8.2	You may be required to work at any of the Company’s premises or at the premises of its customers, clients, suppliers or associates wherever in the world from time to time.

8.3	You may be required to work overseas for periods exceeding one month, however there are currently no particulars to be entered in this regard.

9.	NOTICE

9.1	The length of prior written notice that you must give the Company in order to terminate your employment is 3 months.

9.2	The Company must give you 3 months notice to terminate your employment

9.3	If you are dismissed for gross misconduct, you will receive no notice.

9.4	The Company may, at its absolute discretion, require you not to attend at work and/or not to undertake all or any of your duties hereunder during any period of notice (whether given by the Company or you), provided always that the Company shall continue to pay your salary and those benefits set out in Clause 3.3. For the avoidance of doubt, there is no obligation on the Company to provide you with any work during any period of notice and you will not be entitled to work on your own account or on account of any other person, firm or company during that period.

10.	NORMAL RETIREMENT AGE

The Company’s normal retirement age for men and women is 65. However, the Company will duly consider any request by the Employee to work beyond that age in accordance with the Employment Equality (Age) Regulations 2006.

11.	HOLIDAYS AND HOLIDAY PAY

11.1	You are entitled, in addition to all public and bank holidays recognised in England, to 25 working days paid holiday in each holiday year.

11.2	The Company’s holiday year runs from 1st January to 31st December.

11.3	If your employment begins or ends part way through the holiday year your holiday entitlement for that year will be assessed on a pro rata basis.

11.4	On termination of your employment you will be entitled to pay in lieu of any holidays which have accrued to you in the holiday year in which the termination takes place but which you have not taken at that time. The Company may require you to take unused holidays during your notice period. If on the termination of your employment, you have taken holidays in excess of the statutory holiday entitlement which has accrued to you at that time you will be required to repay to the Company holiday pay in respect of those holidays.

11.5	Holidays must be taken at times agreed by the Company and sufficient notice of a request to take holiday must be given to the Company.

11.6	All holidays must be taken in the holiday year in which they accrue and cannot be carried over to the next holiday year without the prior consent of the Company.

12.	SICKNESS OR OTHER ABSENCE

12.1	If you are absent from work for any reason and your absence has not previously been authorised by the Company you must inform the Company by 9am on your first day of absence.

12.2	In respect of absence due to sickness, injury or accident that continues for more than 7 consecutive days (including weekends) you must provide the Company with a fit note from a doctor or registered medical practitioner stating the reason for the absence. Thereafter fit notes must be provided to the Company to cover the remainder of the period of continuing sickness absence. Failure to follow these requirements may result in disciplinary action and loss of Statutory Sick Pay.

12.3	If you are absent from work due to sickness, injury or accident and comply with the requirements in this Clause you will be paid, subject to the provision of a fit note from a registered medical practitioner:

(a)	Your full basic salary and benefits for the first eight weeks of sickness absence; and

(b)	Statutory Sick Pay in accordance with the provisions of the applicable legislation for any further sickness absence in any twelve-month period.

For the purposes of Statutory Sick Pay, the “qualifying days” are Monday to Friday inclusive.

12.4	Payment of any salary for the first eight weeks of sickness absence made in accordance with Clause 12.3(a) above, if applicable, shall be made less an amount equivalent to any Statutory Sick Pay payable to you.

12.5	The Company reserves the right to require you to undergo a medical examination conducted by a doctor nominated by the Company, at the Company’s expense.

12.6	If the sickness, injury or accident is caused by the act or omission of a third party you must, at the Company’s request, include in any claim for damages against such third party a claim in respect of moneys paid by the Company under this Clause 12 and must refund to the Company any damages recovered under that head.

13.	PENSION

13.1	The Company does not operate a pension scheme applicable to your employment. You will be eligible to participate in a pension scheme if the Company establishes a pension scheme in the future.

13.2	In the event that you make documented contributions to a private pension or retirement savings scheme, the Company will pay matching annual contributions into such private pension or retirement scheme in the amount of 40% of your annual contributions, to a maximum annual contribution by the Company of 6% of the gross basic salary set forth in Clause 3.1 above.

14.	CONFIDENTIALITY

You must not (except in the proper performance of your duties) while employed by the Company or at any time (without limit) after the date on which your employment with the Company terminates:

(a)	divulge or communicate to any person;

(b)	use for your own purposes or for any purposes other than those of the Company or, as appropriate, any of its clients; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any trade secrets or confidential information relating to the Company, or of Calix, Inc., a Delaware, US corporation, or any of its direct or indirect subsidiaries or affiliates (collectively each a “Calix Company”), or any clients of any Calix Company. You must at all times use your best endeavours to prevent publication or disclosure of any trade secrets or confidential information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by you.

15.	INVENTIONS AND OTHER WORKS

15.1	For the purposes of this Clause, “Intellectual Property Rights” means any and all existing and future intellectual or industrial property rights (whether registered or unregistered) including but not limited to all existing and future patents, copyrights, design rights, database rights, trade marks, semi-conductor topography rights, plant varieties rights, internet rights/domain names, know-how, confidential information and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing.

15.2	During your employment with the Company, you may either alone or in conjunction with others, generate or assist in the generation of documents, materials, designs, drawings, processes, formulae, computer coding, methodologies, confidential information and other works which relate to the business of the Company or any Calix Company or which are capable of being used or adapted for use therein or in connection therewith (“Works”) and you agree that in respect of any such Works and all Intellectual Property Rights in relation thereto, you are obliged to further the interests of the Company and any Calix Company.

15.3	You must immediately disclose to the Company all Works and all related Intellectual Property Rights. Both the Works and the related Intellectual Property Rights will (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

15.4	You shall immediately on request by the Company (whether during or after the termination of your employment) and at the expense of the Company:

(a)	apply or join with the Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)	execute all instruments and do all things necessary for vesting the Works or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or other person as the Company may nominate; and

(c)	sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Protection,

15.5	You hereby irrevocably and unconditionally waive all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which you may have in any Works in whatever parts of the world such rights may be enforceable including:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

15.6	You hereby irrevocably appoint the Company to be your attorney and in your name and on your behalf to execute any such act and to sign all deeds and documents and generally to use your name for the purpose of giving to the Company the full benefit of this Clause. You agree that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

15.7	Nothing in this Clause shall be construed as restricting your rights or those of the Company under sections 39 to 43 Patents Act 1977.

15.8	You agree that, in addition to this clause, you will, if requested by the Company, sign up to any standard policies in relation to any Works implemented by the Company from time to time.

16.	DATA PROTECTION

By signing this Agreement, you acknowledge and agree that the Company and any other Calix company is permitted to hold and process personal (and sensitive) information and data about you as part of its personnel and other business records; and may use such information in the course of the Company’s business. You agree that the Company and any other Calix company may disclose such information to third parties; including where they are situated outside the European Economic Area, in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any associated company. This Clause applies to information held, used or disclosed in any medium.

17.	RESTRICTIONS

17.1

In the course of your employment you will be exposed to confidential information and will acquire other proprietary knowledge relating to the Company’s and other Calix companies’ current and planned operations. Therefores subject to the terms of Clause 17.2, you will not during the period of your employment with the Company and for a period of six months after the termination of your employment, either directly, or indirectly through any other person, firm or other organisation:

(a)	solicit, entice or induce any person, firm or other organisation which at any time during the last year of your employment with the Company was a supplier of the Company or a Calix Company (and with whom you were actively involved during that time) to reduce the level of business between the supplier and the Company or the Calix Company and you will not approach any supplier for that purpose or authorise or approve the taking of such actions by any other person;

(b)	solicit business which is of the same or similar nature as the business with which you were involved at any time during the last year of your employment with the Company (such business referred to as the “Business”) from any person, firm or other organisation which at any time during the last year of your employment with the Company was a customer or client of the Company or a Calix Company (and with whom you were actively involved during that time) and you will not approach any client or customer for that purpose or authorise or approve the taking of such actions by any other person. For the purposes of this restriction, the expression customer or client shall include all persons from whom the Company or a Calix Company has received inquiries for the provision of goods or services where such inquiries have not been concluded;

(c)	employ or engage or otherwise solicit, entice or induce any person who, during the last year of your employment with the Company, was an employee or contractor of the Company or a Calix Company who has a function that is not purely administrative to become employed or engaged by you or any other person, firm or other organisation and you will not approach any such employee for such purpose or authorise or approve the taking of such actions by any other person; and

(d)	be employed or engaged or otherwise interested in a business which is the same as or similar to the Business.

17.2	The restrictions contained in Clauses 17.117.1(a)to 17.1(d) will not apply if:

(a)	you have received the prior written consent of the Company to your activities; or

(b)	you will not be in competition with the Business in carrying out those activities.

17.3	If the Company suspends any of your duties under Clause 9.4 during any period after notice of termination has been given by the Company or you, the aggregate of the period of the suspension and the period after the end of your employment with the Company during which the restrictions in this Clause 17 shall apply shall not exceed six months and, if the aggregate of the two periods would exceed six months, the period after the end of your employment during which the restrictions shall apply shall be reduced accordingly.

17.4	The restrictions in this Clause 17 are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

18.	COMPANY AND CLIENT PROPERTY

All equipment (including computer equipment), notes, memoranda, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by you or otherwise and in whatever medium or format) relating to the business of the Company or a Calix Company or any of its or their clients (and any copies of the same) shall:

(a)	be and remain the property of the Company or the relevant client; and

(b)	be handed over by you to the Company on demand and in any event on the termination of your employment.

19.	GRIEVANCE AND DISCIPLINARY MATTERS

19.1	If you have any grievance relating to your employment you may apply in writing to any director of the Company.

19.2	The director will consider your grievance and report to you within 7 days of the date when the grievance was raised.

19.3	If that report is not acceptable to you, you may then, within 7 days of receipt by you of the report, refer the matter in writing to the Chief Operating Officer of Calix, Inc., who will notify you of their decision within 14 days and whose decision will be final and binding.

19.4	There are no special disciplinary rules which apply to you and any disciplinary matters affecting you will be dealt with by the Board of Directors of the Company.

19.5	If you are dissatisfied with any decision of the Company regarding any disciplinary matter, you may apply in writing to the Chief Operating Officer of Calix, Inc. within 5 days of the decision to have that decision re-considered.

19.6	The grievance, disciplinary and appeals procedures are not contractually binding on the Company and the Company may alter them, or omit any or all of their stages where it considers it appropriate.

20.	COLLECTIVE AGREEMENTS

There are no collective agreements applicable to you or which affect your terms of employment.

21.	CHANGES TO TERMS OF EMPLOYMENT

21.1	The Company reserves the right to make reasonable changes to any of your terms and conditions of employment that are not likely to have a material adverse impact upon you.

21.2	You will be given not less than one month’s written notice of any significant changes that may be given by way of an individual notice. Such changes will be deemed to be accepted unless you notify the Company of any objection in writing before the expiry of the notice period.

22.	PREVIOUS CONTRACTS

The contractual terms in this Agreement shall be in substitution for all or any existing contracts of employment entered into between you and the Company which cease to have effect on the date upon which you commence work under this Agreement.

23.	WORK PERMITS

It is a condition precedent to your employment with the Company that you are legally entitled to reside and work in the United Kingdom. You confirm that you are legally entitled to work in the United Kingdom without holding a work permit. Should it be discovered that you do not have permission to live and work in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate your employment forthwith without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

24.	PRIVACY OF COMMUNICATION

24.1	All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company’s IT or communications systems (“Company Systems”) or on Company premises will be treated by the Company as work related. The Company Systems are provided for your work use only. You agree that the Company may intercept, record and monitor all communications made by you and your use of the Company Systems without further notice. You should not regard any communications or use as being private.

24.2	The interception, recording and monitoring of communications is intended to protect the Company’s business interests for example, for the purposes of quality control, security of the Company Systems, protection of the Company’s confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements.

24.3	You acknowledge and agree that all communications, data, records and files stored on the Company Systems or on the Company’s premises may be used as evidence in disciplinary or legal proceedings against you.

25.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and to be construed in accordance with English law and any dispute is subject to the non-exclusive jurisdiction of the English courts.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed	/s/ Carl Russo
by Calix, Inc.	Director
acting by Carl Russo and Kelyn Brannon	/s/ Kelyn Brannon
Director/Secretary

EXECUTED as a Deed by Andrew Lockhart in the presence of:	/s/ Andrew Lockhart

Witness’s
Signature:	/s/ Daua Cockhart
Full Name:	DAUA COCKHART
Address:	M3, Castelnau, SW13 9EL
London.